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                                             EXHIBIT 5 & EXHIBIT 23.1


August 13, 1996

Board of Directors
Nevada Energy Company, Inc.
401 E. Fourth Street
Reno, Nevada 89512

RE:   REGISTRATION STATEMENT ON FORM S-3
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Gentlemen:

I have acted as counsel for Nevada Energy Company, Inc. (the "Company") in connection with the Registration Statement on Form S-3/A (the "Registration Statement"). The Company proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to (a) the proposed sale by certain shareholders of the Company of 5,436,663 issued and outstanding shares of the Company's Class A Common Stock, $.001 par value per share (the "Shares"), as described in the Registration Statement and (b) the proposed issuance of 3,757,619 Shares upon conversion of the Series A Preferred Shares. In connection with the filing of the Registration Statement, I am of the opinion that:

    1. The Company is duly organized and validly existing under the laws of the State of Delaware.

    2. The Shares when issued are duly authorized, validly issued, fully paid and nonassessable.

I further consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to me under the caption "Legal Matters" in the Prospectus which is made a part of the Registration Statement.

Very truly yours,

/s/ RICHARD A. CASCARILLA
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Richard A. Cascarilla
Corporate Secretary and
General Counsel